Exhibit 107

CALCULATION OF FILING FEE TABLES

Form S-4

(Form Type)

Surf Air Mobility Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Shares of Common Stock issuable to Tuscan security holders	457(c) and 457(f)(1)(2)	7,355,601		$10.395	$76,461,472	0.00011020	$8,426.05
Equity	Shares of Common Stock issuable to Tuscan security holders	457(f)(2)(3)	123,000,000		$0.000333	$40,959	0.00011020	$4.51
Equity	Warrants to purchase Common Stock	457(c) and 457(f)(1)	11,118,750	(4)	$—	$—	—	$—
Equity	Shares of Common Stock issuable upon exercise of Warrants	457(g)	11,118,750	(4)	$11.50	$127,865,625	0.00011020	$14,090.79
Total Offering Amounts								$22,521.35
Total Fees Previously Paid
Net Fee Due								$22,521.35

(1)	Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on $10.395, the average of the high and low prices of Tuscan Holding Corp. II’s shares of common stock as reported on the Nasdaq Stock Market LLC on October 13, 2022.
(3)	In accordance with Rule 457(f)(2), based on $0.000333, the book value per share of the shares of Surf Air Global Limited to be canceled in the transaction.
(4)	Pursuant to Rule 457(g) and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price of the SAM common stock underlying the SAM warrants is calculated based on the $11.50 exercise price of the SAM warrants. In accordance with Rule 457(g) and consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the SAM warrants has been allocated to the shares of underlying SAM common stock and those shares of SAM common stock are included in the registration fee.